Exhibit 12

BINGHAM MCCUTCHEN LLP

December 5, 2008

Legg Mason Partners Income Trust

55 Water Street

New York, New York 10041

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 8.6 of the Plan of Reorganization, effective as of December 5, 2008 (the “Plan”), made by Legg Mason Partners Income Trust, a Maryland business trust, on behalf of Legg Mason Partners Government Securities Fund, a series thereof (the “Acquiring Fund”), and Legg Mason Partners Intermediate-Term U.S. Government Fund, another series thereof (the “Target Fund”). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Plan. The Plan contemplates the acquisition of all of the assets of the Target Fund by the Acquiring Fund in exchange for (a) the assumption by the Acquiring Fund of the liabilities of the Target Fund and (b) the issuance and delivery by the Acquiring Fund to the Target Fund, for distribution, in accordance with Section 1.4 of the Plan, pro rata to the Target Fund Shareholders in exchange for their Target Fund Shares and in complete liquidation of the Target Fund, of a number of Acquiring Fund Shares of the corresponding class having an aggregate net asset value equal to the value of such assets, less the amount of such liabilities, of the Target Fund so transferred to the Acquiring Fund (the “Transaction”).

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Plan, the Registration Statement on Form N-14 filed with the Securities and Exchange Commission on or about August 21, 2008 with respect to the Transaction, and related documents (collectively, the “Transaction Documents”). In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies.

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction Documents, and in certificates of the Trust, on behalf of each of the Target Fund and the Acquiring Fund, dated as of the date hereof and attached hereto (the “Certificates”). Our opinion assumes (i) that all representations set forth in the Transaction Documents and in the Certificates will be true and correct in all material respects as of the date of the Transaction, and (ii) that the Plan is implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificates.

Legg Mason Partners Income Trust

December 5, 2008

Our opinion is limited solely to the provisions of the Internal Revenue Code as presently in effect (the “Code”) and the regulations, rulings, and interpretations thereof in force as of this date. We assume no obligation to update our opinion to reflect any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

1.	The transfer to the Acquiring Fund of all of the assets of the Target Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, followed by the distribution of such Acquiring Fund Shares to the shareholders of the Target Fund and the dissolution or termination of the Target Fund as a series of the Trust will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Target Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.	No gain or loss will be recognized by the Acquiring Fund upon receipt of the Assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities of the Target Fund.

3.	The basis in the hands of the Acquiring Fund of the Assets so transferred will be the same as the basis of such Assets in the hands of the Target Fund immediately prior to the transfer, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Target Fund upon the transfer.

4.	The holding periods of the Assets in the hands of the Acquiring Fund, other than assets, if any, with respect to which gain or loss is required to be recognized, will include in each instance the period during which the Assets were held by the Target Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset).

5.

No gain or loss will be recognized by the Target Fund upon the transfer of the Assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the Target Fund’s Liabilities, or upon the distribution of the Acquiring Fund Shares by the Target Fund to its shareholders in liquidation, except for (A) any gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code; and (C)

Legg Mason Partners Income Trust

December 5, 2008

any other gain or loss that may be required to be recognized as a result of the closing of the Target Fund’s tax year.

6.	No gain or loss will be recognized by the Target Fund Shareholders upon the exchange of all of their Target Fund Shares solely for Acquiring Fund Shares as part of the Reorganization.

7.	The aggregate basis of the Acquiring Fund Shares that a Target Fund Shareholder receives in the Reorganization will be the same as the aggregate basis of the Target Fund Shares exchanged therefor.

8.	The holding period for the Acquiring Fund Shares received by a Target Fund Shareholder will include the holding period of the Target Fund Shares exchanged therefor, provided that such Target Fund Shares were held as capital assets on the date of the exchange.

This opinion is being delivered solely to you for your use in connection with the referenced transaction, and may not be relied upon by any other person or used for any other purpose.

Very truly yours,

BINGHAM MCCUTCHEN LLP